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                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 26, 1996, by and between Metal Management, Inc., a Delaware corporation (the "Corporation"), and Robert C. Larry (the "Employee").


                                   WITNESSETH:

         WHEREAS, the Employee desires to serve the Corporation in a position of substantial responsibility; and

         WHEREAS, the Board of Directors of the Corporation recognizes that the efforts of certain employees identified by the Board as key management employees will contribute to the growth and success of the Corporation; and

         WHEREAS, the Board of Directors of the Corporation believes that, in the best interests of the Corporation, it is essential that key management employees, including Employee, be retained and that the Corporation be in a position to rely on their dedication and commitment to render services to the Corporation, irrespective of whether the Corporation is or may be acquired or merged with or into another corporation;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Corporation and Employee agree as follows:

         1. Employment. The Corporation shall employ Employee and Employee shall serve as an employee of the Corporation for a term of forty-eight (48) months from the date hereof (the "Employment Period"). Employee shall serve as Vice President and Chief Financial Officer of the Corporation and shall perform the functions typically associated with such offices. Employee shall also perform such other managerial, administrative, technical, and other services as may be designated from time to time by the Board of Directors of the Corporation appropriate for such officer position. Corporation shall not require Employee to be based at an office location other than downtown Chicago, Illinois. Employee shall devote time and attention to matters of the Corporation such that Employee's services to the Corporation constitute his primary business activity.

         2.       Compensation.

                  (a) Employee shall receive as compensation for all services performed by him hereunder (i) an annual base salary of not less than One Hundred Ten Thousand and No/100 Dollars ($110,000) during the first twelve (12) months of the Employment Period and (ii) an annual base salary of not less than One Hundred Twenty Thousand and No/100 Dollars ($120,000) during the remaining thirty-six (36) months of the Employment Period. Employee's salary hereunder shall be


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reviewed and may be increased by the Board of Directors of the Corporation from time to time. In addition to such annual base salary, Employee shall be eligible to receive a cash bonus of up to 25% of Employee's then base salary as determined in the sole discretion of the Executive Compensation Committee, payable following each calendar year end. Employee's salary shall be paid semi-monthly.

            (b) The Corporation shall recommend that the Board of Directors or its Committee grant Employee an incentive stock option under the Corporation's 1995 Stock Option Plan to purchase an aggregate of 25,000 shares of Common Stock pursuant to an option agreement in the form attached as Exhibit A hereto.

         3. Fringe Benefits. Employee shall be entitled to not less than four
(4) weeks paid vacation per year. Employee shall receive sick leave and short-term disability compensation pursuant to the Corporation's standard sick leave and short-term disability policy. The Corporation shall reimburse Employee for other ordinary and necessary business expenses incurred by Employee in the course of his employment, as approved by the Chief Executive Officer. Employee shall also receive such other fringe benefits as the Corporation's Board of Directors may deem appropriate, including not less than those fringe benefits set forth on Exhibit B attached hereto.

         4. Termination Following a Change in Control of the Corporation.

            (a) If following a Change in Control of the Corporation, Employee shall terminate his employment with the Corporation for Good Reason or the Corporation shall terminate Employee without Cause, Employee shall be entitled to the benefits provided in Section 7 hereof.

            (b) For purposes of this Agreement "Good Reason" shall mean, without Employee's express written consent, the assignment to Employee of titles, duties, responsibilities or status inconsistent with his present duties and responsibilities as Vice President and Chief Financial Officer of the Corporation or a material reduction or alteration in the nature or status of Employee's duties and responsibilities from those in effect as of the date hereof or a requirement that Employee be based at an office location other than downtown Chicago, Illinois;

            (c) For purposes of this Agreement, "Cause" shall mean any one of the following:

                       (i) The willful and continued failure by Employee to substantially perform his duties with the Corporation (other than any such failure resulting from termination for Good Reason or Disability) after a demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Corporation believes that Employee has not substantially performed his duties, and Employee failing to resume substantial performance of his duties on a continuous basis within fourteen (14) days of receiving such demand; provided, that if it is not reasonably possible for Employee to resume such substantial performance within such fourteen (14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for Employee to resume such substantial performance;


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                       (ii)  The willful engaging by Employee in conduct which
is demonstrably and materially injurious to the Corporation, monetarily or otherwise and Employee's failure to cease engaging in such conduct within fourteen (14) days after a demand for such cessation is delivered to Employee by the Corporation that specifically identifies such conduct; provided, however, that if it is not reasonably possible for Employee to cease such conduct within such fourteen (14) days, then such fourteen (14) day time period shall be extended to that minimum period of time during which it is reasonably possible for Employee to cease such conduct; or

                       (iii) Employee's conviction of a felony or conviction of a misdemeanor which materially impairs Employee's ability substantially to perform his duties with the Corporation. For purposes of this subsection, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

            (d) For purposes of this Agreement a "Change of Control" shall have occurred if:

                (i) Any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then outstanding securities computed on a fully diluted basis and entitled to vote in the election of directors; or

                (ii) The Board of Directors of the Corporation approves a plan of dissolution or liquidation or sale of all or substantially all of the Corporation's assets; or

                (iii) As a result of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, T. Benjamin Jennings and Gerard M. Jacobs cease to serve as Chairman of the Board and Chief Executive Officer and members of the Board of Directors of the Corporation.

         5. Termination Generally. This Agreement and Employee's employment may be terminated by the Corporation prior to its expiration in accordance with this
Section 5 as follows:

            (a) Disability: Retirement. If, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from the performance of his duties with the Corporation for six (6) consecutive months and, within thirty (30) days after written notice of termination is given, Employee shall not have returned to the full-time performance of his duties, the Corporation may terminate Employee's employment for "Disability."


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            (b) Notice of Termination. Any termination by the Corporation for
Cause or by Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

            (c) Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination where required or, in any other case, the date upon which Employee ceases to perform services to the Corporation; provided that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by the final, nonappealable determination of a court of competent jurisdiction.

         6. Compensation Upon Termination Prior to a Change in Control. Prior to a Change in Control, Employee shall be entitled to the following benefits upon termination and as compensation for the Covenant Not to Compete set forth in
Section 8 hereof as follows:

            (a) During any portion of the Employment Period that Employee fails to perform his full-term duties with the Corporation as a result of incapacity due to physical or mental illness or other disability, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such portion of the Employment Period, until Employee's employment is terminated pursuant to subsection 5(a) hereof. Thereafter, Employee's benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

            (b) If Employee's employment shall be terminated by the Corporation for Cause or if Employee voluntarily terminates his employment for any reason other than for Good Reason, the Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which Employee is entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to Employee under this Agreement.

            (c) If Employee terminates his employment for Good Reason or the Corporation terminates Employee without Cause, then Employee shall continue to receive the amounts set forth in Section 1 for the remainder of the Employment Period.

         7. Compensation Upon Termination Following Change of Control. Following a Change in Control, Employee shall be entitled to the following benefits upon termination and as compensation for the Covenant Not to Compete set forth in
Section 8 hereof as follows:


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            (a) During any portion of the Employment Period that Employee fails to perform his full-term duties with the Corporation as a result of incapacity due to physical or mental illness or other disability, Employee shall continue to receive his Base Salary at the rate in effect at the commencement of any such portion of the Employment Period, until Employee's employment is terminated pursuant to subsection 5(a) hereof. Thereafter, Employee's benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

            (b) The Corporation shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder.

            (c) In the event Employee terminates for Good Reason or the Corporation terminates his employment without Cause, then Employee shall receive the following benefits:

                (i) The Corporation shall pay to Employee as Severance Benefits, and as compensation for the Covenant Not to Compete, not later than the tenth day following the Date of Termination, the benefits listed on Exhibit B hereto and a lump sum severance payment equal to twice (2x) the Employee's annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination.

                (ii) All options and warrants to purchase common stock or other securities of the Corporation, if any, granted to Employee under the Corporation's Stock Option Plans or otherwise, together with any additional, substitute or successor option program or plan as may be in effect from time to time then held by Employee shall fully vest as of the Date of Termination and shall remain outstanding and exercisable until the expiration date of such options and warrants (without regard to any early termination of such option or warrant resulting from Employee's termination of employment).

                (iii) For a sixty (60) month period after such termination, the Corporation will arrange to provide Employee, at the Corporation's expense, with benefits under the Corporation's applicable employee fringe benefit plans, which benefits shall be the same or substantially as those enjoyed by Employee immediately prior to the Notice of Termination, but in no event shall Employee be provided the benefits described herein after his Normal Retirement Date and provided further that benefits otherwise receivable by Employee pursuant to this subsection (iii) shall be reduced to the extent comparable benefits are actually received by Employee during the sixty (60) month period following Employee's termination, and any such benefits actually received by Employee shall be reported to the Corporation.

                (iv) In the event the amount of Severance Payments that Employee would be entitled to receive hereunder upon termination of Employee's employment would, under any applicable provision of law, render the validity, legality or enforceability of this Agreement and the Severance Payments made hereunder contingent upon this Agreement having first been approved by the affirmative vote of a majority of the aggregate outstanding voting securities of the Corporation:

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                       (A) The Severance Payments due Employee hereunder shall
be reduced to the extent necessary to avoid rendering this Agreement subject, under any applicable provision of law, to prior shareholder approval as specified above; or

                       (B) If Severance Payments have previously been made to Employee hereunder, the amount of which Severance Payments would render this Agreement subject to prior shareholder approval, as specified above, as a condition precedent to its validity, legality or enforceability, Employee shall immediately repay to the Corporation that portion of the Severance Payments which served to render this Agreement subject to said prior shareholder approval.

                (v) The payments provided for in subsection (i) above shall be made not later than the tenth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to Employee on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to Employee payable on the tenth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                (vi)   The Severance Payments to be paid pursuant to subsection
(i) above are not intended as stipulated or liquidated damages for breach of any promise of a term of employment, no such promise being made herein, but are payments which shall be fully earned as of the Date of Termination and shall be compensation for Employee's continued services rendered to the Corporation after the date hereof and prior to such Date of Termination; for the Covenant Not to Compete provision of Section 8 hereof; for the foregoing of other, possibly more secure employment; for consequential losses which may result from such termination, including, but not limited to, permanent injury to reputation, loss of career development opportunities, and emotional stress; and for actual losses which may result from such termination, including, but not limited to, lost wages and expenses of securing other employment.

                (vii) The Corporation shall have no obligation to provide or cause to be provided to Employee the benefits described in this Agreement, other than those provided in Section 6 hereof, if the Corporation or Employee shall terminate Employee's employment prior to a Change of Control.

                (viii) In the event that Employee becomes entitled to the Severance Payments, if it is determined that any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Employee shall have the option, but not the obligation, to reduce the amount of the Severance Payments to an amount which will result in the Severance Payments not being subject to

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
the Excise Tax. The Corporation will cooperate with Employee in every way possible to restructure the Severance Payments to achieve such result.

            (d) In the event the Corporation shall terminate Employee for Cause or Employee shall terminate without Good Reason, the compensation of Employee shall be as set forth in Section 6(b) hereof.

         8. Restrictive Covenants. Employee agrees with the Corporation that he will not for a period of five years from the date he ceases to be an officer, director, employee or consultant of the Corporation:

            (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity that is directly in Competition with the Business conducted by EMCO Recycling Corp. ("EMCO") or the Corporation as of the date hereof; provided, however, that the beneficial ownership of less than five percent (5 %) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

            (b) directly or indirectly (i) induce any Person that is a customer of EMCO or the Corporation as of date hereof to patronize any business directly in Competition with the Business conducted by EMCO or the Corporation; (ii) canvass, solicit or accept from any Person that is a customer of EMCO or the Corporation, any such Competitive business, or (iii) request or advise any Person that is a customer of EMCO or the Corporation as of the date hereof to withdraw, curtail or cancel any such customer's business with EMCO or the Corporation;

            (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any Person who was employed by EMCO or the Corporation at or within six months prior to the date hereof, or in any manner seek to induce any such Person to leave his or her employment;

            For purposes of this Agreement, the term "Business" shall mean metal recycling and the terms "Competitive" and "Competition" shall mean a business whose primary activity is metal recycling.

            Employee agrees and acknowledges that the restrictions contained herein are reasonable in scope and duration and are necessary to protect EMCO and the Corporation. If any provision of this Section, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of

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
this Section will cause irreparable damage to EMCO and the Corporation and upon breach of any provision of this Section, EMCO and the Corporation shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that, this shall in no way limit any other remedies which EMCO and the Corporation may have (including, without limitation, the right to seek monetary damages). For purposes of this Section, "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, governmental authority or other entity, of whatever nature.

         9. Confidential Information. Employee shall not, during the Employment Period or thereafter, disclose to any person any confidential information obtained from or regarding the Corporation or its affiliates, including, without limitation, contracts, business plans, forms, lists, manuals, or any budgetary, sales, marketing, financial, procedural or operations materials or information, or any other nonpublic information intended to be confidential prepared by or for the benefit of the Corporation or its affiliates. If Employee shall leave the employment of the Corporation for any reason, the Employee agrees not to take with him any such documents, materials or information or other data of any description or any copy or reproduction of any of the foregoing.

         10. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

         11. Successors: Binding Agreement.

            (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing Employee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Corporation in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason prior to a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

            (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designees or, if there is no such designee, to Employee's estate.

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
         12. Modification. This Agreement may not be canceled, changed, modified or amended, and no cancellation, change, modification or amendment will be effective or binding unless in writing and signed by both parties to this Agreement.

         13. Severability; Survival. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

         14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

         15. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which will be an original, but all of which together will constitute one and the same original.

         16. Entire Agreement. This Agreement represents the entire agreement between the Corporation and the Employee with respect to the subject matter hereof, and all prior agreements relating to the relationship between the Employee and the Corporation, written or oral, are nullified and superseded hereby.

         17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       METAL MANAGEMENT, INC.


                                       By: /s/ Gerard M. Jacobs
                                          --------------------------------

                                       Name: Gerard M. Jacobs
                                            ------------------------------


                                       Title: President and Chief Executive
                                              Officer
                                              -----------------------------

                                       EMPLOYEE:


                                       /s/ Robert C. Larry
                                       ------------------------------------
                                       Robert C. Larry



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
                                    EXHIBIT A

                         FORM OF STOCK OPTION AGREEMENT

                                    EXHIBIT B


1. $500 per month car allowance, plus one parking space provided by the Company.

2.       Cellular phone.

3. Eligible for Executive Benefits Package including but not limited to health and dental insurance, 401(k) and other benefits as determined by the Board of Directors.